   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 6, 1998
                                                      Registration No. 333-62147

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                           _________________________

                                AMENDMENT NO. 2
                                      TO
                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                           _________________________
                                DATA RACE, INC.
             (Exact name of Registrant as specified in its charter)
                            12400 NETWORK BOULEVARD
                            SAN ANTONIO, TEXAS 78249
                                 (210) 263-2000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive office)
                           _________________________

            TEXAS                      3661                       74-2272363
(State or other jurisdiction    (Primary Standard             (I.R.S. Employer
    of incorporation or     Industrial Classification        Identification No.)
       organization)               Code Number)

                           _________________________
                               GREGORY T. SKALLA
                                DATA RACE, Inc.
                            12400 NETWORK BOULEVARD
                            SAN ANTONIO, TEXAS 78249
                                 (210) 263-2000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                             MATTHEW R. BAIR, ESQ.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                             1500 NATIONSBANK PLAZA
                               300 CONVENT STREET
                            SAN ANTONIO, TEXAS 78205
                           _________________________

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.
                           _________________________

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                              ____________________

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

********************************************************************************
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
********************************************************************************

                                                           SUBJECT TO COMPLETION
                                                          DATED NOVEMBER 6, 1998

                            UP TO 4,931,082 SHARES

                                DATA RACE, INC.

                                 COMMON STOCK


     This Prospectus relates to an aggregate of up to 4,931,082 shares (the "Shares") of common stock, without par value (the "Common Stock"), of DATA RACE, Inc., a Texas corporation (the "Company") issued or issuable upon conversion of the Company's outstanding Series D Convertible Preferred Stock, without par value ("Series D Preferred Stock"), and Series E Convertible Preferred Stock, without par value (the "Series E Preferred Stock") and upon exercise of stock purchase warrants described below which may be offered and sold from time to time by the selling shareholders named herein (the "Selling Shareholders"). See "Selling Shareholders." The Shares were issued or are issuable from time to time by the Company to the Selling Shareholders as follows:

     (i)   up to 2,905,782 Shares are issuable upon

           (a) the conversion of outstanding Series D Preferred Stock and Series E Preferred Stock previously issued to certain of the Selling Shareholders (the "Investors") in connection with a private placement of securities pursuant to a Purchase Agreement dated as of July 24, 1998, between the Company and the Investors (the "Purchase Agreement"); as described herein, because the Company may issue Common Stock upon conversion of the Series D and E Preferred Stock in lieu of paying a cash premium accrued thereon, and because the conversion price of the Series D Preferred Stock depends upon the average closing bid price of the Common Stock prior to conversion (subject to maximum and minimum conversion prices which are now fixed), the actual number of shares that are issued upon conversion of the Series D and E Preferred Stock (the "Conversion Shares") (including the shares of Common Stock issued in payment of the accrued premium thereon) will depend on the average closing bid price of the Common Stock prior to conversion;

           (b) the exercise of outstanding Common Stock Purchase Warrants ("Class A Warrants") previously issued pursuant to the Purchase Agreement to Investors purchasing Series D Preferred Stock and the exercise of outstanding Common Stock Purchase Warrants ("Class B Warrants") issued pursuant to the Purchase Agreement to the Investor purchasing the Series E Preferred Stock (the Class A Warrants and the Class B Warrants are referred to herein as the "Warrants");

           (c) the exercise of outstanding Class A Warrants previously issued to two Selling Shareholders (the "Other Warrant Holders") for services rendered to the Company; and

     (ii) 2,025,300 Shares were issued to three Selling Shareholders in connection with the execution of a consulting agreement between the Company and one such Selling Shareholder.

     Pursuant to regulations of the National Association of Securities Dealers, Inc., in the absence of shareholder approval, the Company may not issue in the aggregate more than 2,905,782 shares of Common Stock at a discount from market price upon conversion and exercise of securities issued pursuant to the Purchase Agreement. Accordingly, the total number of Shares covered by this Prospectus includes, with respect to the Conversion Shares and the shares issuable upon exercise of the Warrants issued to the Investors and the Other Warrant Holders (the "Warrant Shares"), only such aggregate number of shares issuable by the Company as limited by such regulations. The Company is soliciting shareholder approval of the issuance of in excess of 2,905,782 shares of Common Stock upon conversion and exercise of securities issued pursuant to the Purchase Agreement.


     The Company will receive proceeds only upon the exercise of the Warrants and will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Use of Proceeds."

     The Shares may be offered and sold from time to time by the Selling Shareholders, or by pledgees, donees or transferees of, or certain other successors in interest to, the Selling Shareholders, directly or through brokers, dealers, underwriters or agents, in transactions on the Nasdaq Stock Market's National Market (the "Nasdaq National Market") or over-the-counter markets, in privately negotiated transactions or otherwise, at market prices or at negotiated prices. The Company will bear certain expenses incident to the registration and sale of the Shares to the public, and has agreed to indemnify the Investors against certain liabilities. See "Plan of Distribution."

     The Common Stock of the Company is currently listed for trading on the Nasdaq National Market under the symbol "RACE." On October 27, 1998, the last reported sale price of the Common Stock was $3.00 per share. As of October
27, 1998, there were 14,537,140 shares outstanding (without giving effect to the issuance of the Conversion Shares or the Warrant Shares).

     THE SHARES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES.
                          ---------------------------

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING THE ENTRY OF A STABILIZING BID OR A PENALTY BID, EFFECTING SYNDICATE COVERING TRANSACTIONS AND PASSIVE MARKET MAKING.


                  The date of this prospectus is ___________.

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and information statements filed by the Company with the Commission pursuant to the information requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549; and at the following Regional Offices of the Commission: New York Regional Office, Seven World Trade Center, 13th Floor, New York, New York 10048; and Chicago Regional Office, Citicorp Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxies and information statements and other information regarding registrants (including the Company) that file electronically. In addition, reports, proxy statements and other information concerning the Company can be inspected and copied at the offices of the Nasdaq National Market, Report Section, 1735 K Street, N.W., Washington, D.C. 20006, on which the Common Stock of the Company (symbol: "RACE") is listed.

     The Company has filed with the Commission a registration statement on Form S-3 with respect to the Common Stock offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, filed as part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits and schedules thereto. Each statement made in the Prospectus as to the content of any contract, agreement or other document referred to is not necessarily complete and is qualified in its entirety by reference to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement. The Registration Statement, including exhibits thereto, can be inspected and copied at the Commission's public reference facilities and regional offices and at the offices of Nasdaq National Market referred to above in Washington, D.C., at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated by reference in this Prospectus:

     (a) The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1998;

     (b)  The Company's Current Report on Form 8-K filed August 4, 1998;
          and

     (c) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, filed October 5, 1992, including any amendment or report filed hereafter for the purpose of updating such description.

     All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the Registration Statement which indicates that all Common Stock offered hereby has been sold or that deregisters all Common Stock then remaining unsold, shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus has been delivered, upon the oral or written request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents, unless specifically incorporated by reference). Such requests for copies should be directed to DATA RACE, Inc., 12400 Network Blvd., San Antonio, Texas 78249,
Attention: Corporate Secretary; telephone number (210) 263-2000.


                                  THE COMPANY

     The Company designs, manufactures and markets a line of communications products for remote access to the corporate environment. Its unique client/server product, the Be There!(TM) Remote Access System, gives teleworkers access to all elements of corporate communications networks, including the PBX, Intranet and Internet. Through Be There!, remote workers send and receive e-mail, faxes and phone calls simultaneously over a single phone line. The Company also designs and manufactures advanced network multiplexers which carry data, network, voice and fax traffic between a company's multiple offices. DATA RACE products are resold nationally through Inacom Communications and Data General Corp., and through many regional resellers.

     The Company was incorporated in Texas in April 1983. The Company's principal executive offices are located at 12400 Network Boulevard, San Antonio, Texas 78249, and its telephone number at such address is (210) 263-2000. The Company maintains a site on the World Wide Web at http://www.datarace.com.

                                  RISK FACTORS

     The Common Stock offered hereby involves a high degree of risk. In addition, this Prospectus and the documents incorporated herein by reference contain certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Exchange Act. Such forward-looking statements, which are often identified by words such as "believes," "anticipates," "expects," "estimates," "should," "may," "will" and similar expressions, represent the Company's expectations or beliefs concerning future events. Numerous assumptions, risks and uncertainties, including the factors set forth below, could cause actual results to differ materially from the results discussed in the forward looking statements. Prospective purchasers of the Shares should carefully consider the factors set forth below, as well as the other information contained herein or in the documents incorporated herein by reference.

DEPENDENCE ON SUCCESS OF THE BE THERE! SYSTEM

     Historically, the Company has derived the majority of its revenue from custom modem and network multiplexer product sales. The market for custom modems has shifted away from high volume manufacturing and is moving toward standardized modem products where the Company does not compete and the network multiplexer business has been declining. The Company's goal of returning to profitability and developing a more reliable revenue base will depend on the success of the Be There! Remote Access System. Revenue to date from the Company's Be There! products has not been significant. The Be There! system represents a new type of product for the Company which is significantly different from the Company's network multiplexer products and prior custom modem products, and presents a unique set of risks and challenges for the Company. Since its release in early 1997, the Be There! product line has had very limited success. Future growth is dependent on the Company's ability to penetrate its target markets and increase sales of Be There!, to timely and successfully develop and introduce new or follow-on products and enhancements, establish new distribution channels, develop affiliations with leading market participants which facilitate product development and distribution, and market existing and new products through distributors, resellers and others.

     In addition to the potential obstacles associated with the introduction of any new product, in order for the Company to successfully penetrate the emerging teleworker market, the Company must make significant additions to its distribution capabilities. Competition for qualified personnel is intense in the data communications industry. The Company is continuing its efforts to establish additional distribution channels and to develop marketing strategies which are substantially different from prior marketing strategies. The Company has had limited success in marketing the Be There! system to potential customers or through sales channels for such products, and there can be no assurance that the Company will be successful in establishing a market for Be There! or in establishing the Company's credibility in such market. In addition, the Company may be required to enhance the features and performance, including voice quality, of the teleworker products in order to achieve broad market acceptance of the products.

     The Company's success may also be affected by competition from much larger, more experienced companies, or by the introduction of alternative product solutions or services. For example, Sprint recently announced its ION service, and Lucent Technologies has also announced a relevant product known as the Virtual Telephone, both of which purport to provide many of the Be There! features. Technologies such as ISDN and the more recently announced DSL products also provide a more limited set of features similar to those offered by Be There! Rapidly changing technology, emerging industry standards and the broad array of competing remote access solutions may adversely affect the market acceptance of the Be There! system or cause it to become obsolete. There can be no assurance that the Company will overcome such obstacles, and the failure to do so could have a material adverse effect on the Company's business, results of operations or financial condition. See "Competition" below.

     In order to pursue its objective of capturing a leadership position in the remote access solutions market, the Company has developed and continues to seek relationships with strategic partners able to assist the Company with marketing, distribution and further development of the Be There! product line, to provide needed capital, and otherwise to enhance value of the Company's business and assets. There can be no assurance that existing relationships will be maintained or that new relationships will be developed. The loss of these relationships or the inability to forge a key relationship could have a material adverse effect on the Company.

RECENT OPERATING LOSSES; ADEQUACY OF CAPITAL RESOURCES

     The Company has suffered substantial recurring losses and revenue to date from the Company's Be There! products has not been significant. There can be no assurance that the Company will return to profitability or will generate future revenue levels sufficient to support operations. The Company's independent auditors have included an explanatory paragraph in their report covering the June 30, 1998 financial statements which expresses substantial doubt about the Company's ability to continue as a going concern. The explanatory paragraph notes that the Company has suffered recurring losses and incurred negative cash flow from operations during fiscal 1998 and fiscal 1997.

     The Company's ability to sustain operations, make future capital expenditures and fund the development and marketing of new products, including the Be There! remote access system, are highly dependent upon limited existing cash, the ability to raise additional capital, the cash requirements to fund redemption (if required) of the securities issued pursuant to the Purchase Agreement and to pay the premium on the preferred stock issued pursuant to the Purchase Agreement (in the event the Company does not or cannot issue shares of Common Stock in lieu thereof) and the Company's return to profitability. See "Potential Redemption of Preferred Stock" below. There can be no assurance that the Company's limited existing cash will adequately meet the Company's capital requirements until the Company achieves positive cash flow. The Company does not anticipate a return to profitability as long as its expenditures on the Be There! system remain disproportionate to attendant Be There! revenues. As a result, in the future, the Company will likely require additional financing. The timing and amount of the Company's future capital requirements can not be accurately predicted. There can be no assurance that additional financing can be obtained or that, if obtained, the Company will be able to satisfy conditions restricting the Company's ability to utilize such financing sources. Moreover, although the Company is soliciting shareholder approval to increase its authorized shares, there is currently a limited number of shares of Common Stock available for future financings, and the failure to obtain such shareholder approval would likely have a material adverse effect on the Company's ability to complete future financings (including the second closing under the Purchase Agreement). There can be no assurance that the Company will be able to satisfy the conditions precedent to the second closing for Preferred Stock and Warrants pursuant to the Purchase Agreement. Accordingly, there can be no assurance that the Company will have cash available in the amounts and at the times needed. The inability to obtain additional capital when needed would have a material adverse effect on the Company's business.

RISK OF LOSING NASDAQ NATIONAL MARKET LISTING

     Companies with securities listed on the Nasdaq National Market must satisfy certain maintenance criteria, including minimum net tangible asset and stock price requirements in order to remain so listed. The Company's recurring losses have had a negative effect on the Company's shareholders' equity, and the Company does not currently meet the Nasdaq National Market net tangible assets requirement; the Company has received notice of non-compliance from Nasdaq and the Company intends to request a hearing with Nasdaq in accordance with Nasdaq's procedures. In addition, the Company's stock price, as quoted on the Nasdaq National Market, is volatile and, during a six week period earlier this year, closed below the Nasdaq National Market minimum requirement of $1.00 per share. There can be no assurance that the Company will be able to comply with the maintenance criteria of the Nasdaq National Market, the failure of which could result in the delisting of the Common Stock from such market. Termination of listing of the Company's Common Stock on the Nasdaq National Market would likely have a material adverse effect on the market price and liquidity of the Common Stock, and on the Company's ability to raise additional capital. Delisting could also jeopardize certain secondary trading exemptions from state "blue sky" laws, further affecting liquidity of the Common Stock. In addition, the Company would be liable for certain substantial monetary penalties to the holders of the Preferred Stock in the event of such a termination of listing (failure to pay such penalties could also result in redemption of the Preferred stock).

RAPID TECHNOLOGICAL CHANGE

     The market for the Company's products is characterized by rapidly changing technology, emerging industry standards, product proliferation and short product life cycles. The Company believes that its future success will depend upon its ability to enhance its existing products and to develop and introduce new products, which conform to or support emerging data communications standards and influence the development of these standards, meet a wide range of evolving user needs, and achieve market acceptance. The introduction of new or enhanced products requires the Company to manage the transition from older products in order to minimize disruption in customer ordering patterns, avoid excessive levels of older product inventories, and ensure that adequate supplies of new products can be delivered to meet customer demand. There can be no assurance that the Company will succeed in developing and marketing such products or that the Company will be able to respond effectively to technological changes, emerging industry standards, or new product introductions by others. Furthermore, there can be no assurance that competitors will not introduce products or services incorporating technology as advanced or more advanced than the Company's, thereby rendering the Company's products or technologies uncompetitive or obsolete. In addition, as the technical complexity of new products increases, it may become increasingly difficult to introduce new products quickly and according to schedule. Delays in developing or shipping new or enhanced products, which the Company has experienced in the past, could adversely affect the Company's operating results. Conversely, the growth of the market for communications products has been driven in part by the rapid technological change experienced by that market. There can be no assurance that such rapid technological change will continue or that the telecommunications infrastructure will have the capacity to support such products. Any of these factors could adversely affect the market for the Company's products and its operating results.

UNPREDICTABILITY OF TELEWORKER MARKET

     The teleworker market is rapidly changing. The size and growth of the teleworker market may be affected by various factors, including changes in market trends and market needs and changes in technology. There can be no assurance that the actual rate of growth and size will reach expected levels. In addition, the Company's teleworker products have not yet achieved substantial market acceptance. There can be no assurance that the product concept will be accepted by the market or, if accepted, to what extent it will be accepted, or that the feature sets and performance of the Company's products are sufficient to meet customers' needs. The Company's products will compete with a broad array of remote access solutions and there can be no assurance that the Company will be able to compete successfully. If the teleworker market does not develop as expected, or if the Company's strategies for this market are unsuccessful, the Company's business, results of operations, and financial condition may be adversely affected.

COMPETITION

     The communications industry is intensely competitive. The Company currently competes principally in the remote access markets. The Company's existing and potential competitors have far more extensive financial, engineering, product development, manufacturing and marketing resources than the Company. As a result, these competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, and sale of their products and services than the Company. In addition, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties to address the needs of the Company's prospective customers. Accordingly, it is possible that new competitiors or alliances among competitors may emerge and rapidly acquire significant market share. Many of these competitors have greater brand recognition, thereby placing the Company at a competitive disadvantage. In addition, some competitors, including many foreign competitors, have a lower cost structure that will allow them a competitive advantage on the basis of price. The Company's products and services compete on the basis of a number of factors, including features and functions, modularity and expansibility, reliability, service and support, supplier credibility, recommendations of the systems integrators, perceived cost savings and price.

     The Company's teleworker products will compete in areas in which the Company may not have the experience or resources to address. There can be no assurance that competitors will not introduce products or services incorporating technology as advanced or more advanced than the Company's or that changes in the communications environment will not render competitors' product solutions more attractive to the customer than the Company's solutions. For example, Sprint recently announced its ION service and Lucent Technologies has also announced a relevant product known as the Virtual Telephone, both of which purport to provide many of the Be There! features. Technologies such as ISDN and the more recently announced DSL products also provide a more limited set of features similar to those offered by Be There!

     Competitive pressures often necessitate price reductions which the Company may not be able to achieve or which could adversely affect profit margins and operating results. In addition, the Company expects new competition to arise as new technologies develop, such as Computer Telephony Integration, Voice over IP, and others. There can be no assurance that the Company will be able to compete successfully with existing or new competitors or that competitive pressures faced by the Company will not materially and adversely affect its business, results of operations or financial condition.

SALES CHANNEL RISKS

     The Company anticipates that the success of the Be There! products will depend, in large part, on its ability to market through distributors, resellers, and other strategic marketing partners where the Company has little experience. Independent distributors, resellers, and other strategic marketing partners, including Inacom Communications and Data General Corp., are not contractually committed to future purchases of the Company's products and therefore could discontinue carrying the Company's products at any time in favor of a competitor's products or for any other reason. The loss of any of the Company's major distributors or resellers, including Inacom Communications and Data General Corp., could have a significant adverse effect on the Company's operating results. Failure of the Company to successfully develop, manufacture, and market products appropriate for such channels could have a material adverse effect on the Company's results of operations.

DEPENDENCE ON LIMITED NUMBER OF CUSTOMERS; FLUCTUATIONS IN PERIOD TO PERIOD OPERATING RESULTS

     Although the Company has not yet recorded significant revenue from its teleworker products, the Company is currently targeting large corporations as potential users of its teleworker products in addition to smaller potential users. If the Company is successful in attracting such large customers (as to which there can be no assurance), the Company could experience significant fluctuations in revenue. A reduction or delay in orders or a delay or default in payment by a major customer, or the loss of such a customer, could have a material adverse effect on the Company's results of operations.

     In addition to the factors set forth above, the results for a particular quarter or other period may vary due to the overall state of the communications products and services market, pricing and other competitive conditions, market acceptance of the Company's products, the timing of the announcement and introduction of new products and services by the Company and its competitors, variations in the Company's product mix and component costs (which may vary substantially between the Company's product lines), the financial stability of the Company's customers, the timing of expenditures in anticipation of future sales, the timing of product development costs, and economic conditions generally. The Company expects that its operating results will continue to fluctuate from period to period in the future as a result of the factors described herein and other factors, particularly until such time (if ever) that the Company's revenue from Be There! sales increase substantially. Any of these factors could materially adversely affect the Company's results of operations.

DEPENDENCE ON KEY EMPLOYEES

     The Company's ability to implement its strategies depends upon its ability to retain and continue to attract highly talented managerial and technical personnel. The Company is especially dependent on its President, Dr. W.B. Barker, its teleworker products sales executives to generate substantial revenue from Be There! products, and on its key technical personnel to introduce new products and to remain in the forefront of technological advances. Competition for qualified personnel is intense in the data communications industry. All of the Company's senior executives and other employees are employed on an "at-will" basis. There can be no assurance that the Company will retain its key employees or that it will attract and assimilate such employees in the future. The loss of key personnel could materially and adversely affect the Company's business, results of operations, and financial condition.

DEPENDENCE ON SUPPLIERS

     The Company manufactures its products using components or subassemblies procured from third party suppliers. Certain of these components, including certain critical microchips, are available only from a single source, and others are available only from a limited number of sources. A substantial majority of the Company's sales have been from products containing one or more components which are available from single supply sources. The Company has no guaranteed supply arrangements. In addition, the Company is dependent on worldwide conditions in the semiconductor market. If the Company were unable to obtain a sufficient supply of such components from its current sources, it could experience difficulties in obtaining alternative sources or in altering product designs to use alternative components. In the past, the Company has experienced supply shortages that have delayed product shipments. From time to time, the Company is subject to allocation arrangements with certain of its suppliers by which it receives a portion of its orders for components which are in short supply. In addition, due to the Company's dependence on third party suppliers, the Company is not always able to control the quality and reliability of the components it uses to manufacture its products. Supply shortages or deficiencies in the quality or reliability of components may result in delays or reductions in product shipments. Such delays or reductions could adversely affect the Company's operating results and damage customer relationships. Further, a significant increase in the price of one or more of these components could adversely affect the Company's operating results.

DEPENDENCE ON MANUFACTURERS

     The Company utilizes the services of third party manufacturers in the assembly of certain of its products. Due to this reliance on third party manufacturers, the Company is not always able to exercise direct control over quality and manufacturing costs. In addition, from time to time, the Company may experience difficulties in scheduling production of its products due to other demands placed upon the third party manufacturers. Delays in scheduling production or deficiencies in quality may adversely affect the Company's operating results and damage customer relationships. Furthermore, a significant increase in manufacturing costs attributable to the foregoing factors could adversely affect the Company's operating results.

INVENTORY MANAGEMENT

     From time to time, the Company has experienced significant increases in its levels of inventory, in order to meet production requirements of existing or anticipated orders, or as the result of delays in receiving certain components, such as critical chipsets, from suppliers and the concurrent accumulation of other inventory. Increased levels of inventory could adversely affect the Company's liquidity, increase the risk of inventory obsolescence (from cancellation of orders, failure to receive anticipated orders or otherwise), or increase the risk of a decline in market value of such inventory or losses from theft, fire, or other similar occurrences. The failure of the Company to effectively manage its purchasing activities and inventory levels could have a material adverse effect on the Company's financial condition and results of operations.

INTELLECTUAL PROPERTY RIGHTS

     The Company's success depends in part upon its technological expertise and proprietary product designs. The Company relies upon its trade secret protection efforts and, to a lesser extent, upon patents and copyrights to protect its proprietary technologies. There can be no assurance that these steps will be adequate to deter misappropriation or infringement of its proprietary technologies or that the Company's competitors will not independently develop technologies that are substantially equivalent or superior to the Company's technology. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to the same extent as do the laws of the United States, and there can be no assurance that United States or foreign laws will be adequate to protect such proprietary rights.

     The Company expects that remote access technologies and know-how in general will become increasingly valuable intellectual properties as competition intensifies. The Company believes this increasing value may produce a competitive environment where intellectual property disputes are likely to arise. Intellectual property disputes may be initiated against the Company for tactical purposes to gain competitive advantage or overcome competitive disadvantage, even if the merits of a specific dispute are doubtful. In certain cases, the Company grants, or may grant certain licenses of its intellectual property rights. The Company may be required to bring or defend against litigation to enforce any patents issued or assigned to the Company, to protect trademarks, trade secrets, and other intellectual property rights owned by the Company, to defend the Company against claimed infringement of the rights of others, to resolve disputes under technology license arrangements, and to determine the scope and validity of the proprietary rights of the Company or others. See "Patent Infringement Lawsuit" below. Any litigation could be costly and a diversion of management's attention, which could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's limited resources may limit its ability to bring or defend against any such litigation. Adverse determinations in litigation, including litigation initiated by the Company, could result in the loss of the Company's proprietary rights, subject the Company to significant liabilities, require the Company to seek licenses from third parties or prevent the Company from manufacturing or selling its products, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company is currently required to obtain licenses for various technologies used in many of the Company's products. There can be no assurance that the Company will continue to be able to obtain such licenses on commercially reasonable terms. Finally, the Company's ability to purchase components could be adversely affected in the event infringement claims are brought against the Company's suppliers.

PATENT INFRINGEMENT LAWSUIT

     On August 19, 1998, the Company filed a lawsuit in United States District Court in San Antonio, Texas, against Lucent Technologies Inc. ("Lucent"). The suit alleges that Lucent is infringing upon a patent held by the Company entitled "System and Method for Providing a Remote User with a Virtual Presence to an Office." There can be no assurance that the Company will be able to fully pursue such suit due to limited resources, uncertainty as to the source of funding to pay the total amount of legal expenses, the court's interpretations and decisions regarding the Company's allegation in the lawsuit (including their effect on the validity or enforceability of the Company's patents), and the risk of costly counter claims. Litigation by its very nature is unpredictable and there can be no assurance that the Company will prevail in the lawsuit. Should the Company fail to prevail in a significant manner, such failure may have a material adverse effect on the Company's financial condition and operations. For additional risks associated with such litigation, see "--Intellectual Property Rights" above.

REGULATORY STANDARDS

     The Company's products are subject to regulation by the Federal Communications Commission (the "FCC"), and each of the Company's products must typically be tested before it can be introduced into the market. The inability of the Company's products to conform to FCC regulations or the failure of the Company's products to meet FCC testing requirements could delay the introduction of the Company's products into the market, and otherwise adversely affect the Company. Foreign authorities often establish telecommunications standards different from those in the United States, making it difficult and more time consuming to obtain the required regulatory approvals. A significant delay in obtaining such regulatory approvals could have an adverse effect on the Company's operating results. Furthermore, changes in such laws, regulations, policies, or requirements could affect the demand for the Company's products or result in the need to modify products, which might involve substantial costs or delays in sales and could have an adverse effect on the Company's future operating results.

POTENTIAL REDEMPTION OF PREFERRED STOCK

     As of October 27, 1998, 1,500 shares of Series D Preferred Stock, 750 shares of Series E Preferred Stock and Warrants to purchase 819,871 Warrant Shares were issued and outstanding, all of which were issued in the first closing pursuant to the Purchase Agreement. Subject to the satisfaction of certain conditions (as to which there can be no assurance), the Company may also issue in a second closing pursuant to the Purchase Agreement an additional 1,000 shares of Series D Preferred Stock, 750 shares of a new Series F Preferred Stock and additional Warrants to purchase 480,248 Warrant Shares. Pursuant to regulations of the National Association of Securities Dealers, Inc., in the absence of shareholder approval, the Company may not issue in the aggregate more than 2,905,782 shares of Common Stock upon conversion of the Series D, E and F Preferred Stock issued pursuant to the Purchase Agreement (the "Preferred Stock") and exercise of the Warrants issued pursuant to the Purchase Agreement. The Company is obligated to redeem any shares of Preferred Stock which may not be converted and any Warrants which may not be exercised as a result of such regulatory limitation or as a result of an insufficient number of authorized shares of Common Stock pursuant to the Company's articles of incorporation. In addition, the Preferred Stock is redeemable upon certain major corporate events and other triggering events (including failure to pay penalties arising from delisting of the Common Stock from the Nasdaq National Market). Because the Company may issue Common Stock upon conversion of the Preferred Stock in lieu of paying a cash premium accrued thereon, and because the conversion price of the Series D Preferred Stock depends upon the average closing bid price of the Common Stock prior to conversion (subject to maximum and minimum conversion prices), the actual number of shares that are issuable upon conversion of the Preferred Stock (including the shares of Common Stock issued in payment of the accrued premium thereon) will depend on the average closing bid price of the Common Stock prior to conversion. As of October 27, 1998, assuming conversion of the outstanding Series D Preferred Stock at the minimum conversion price of $1.58333 per share, the conversion of the outstanding Series E Preferred Stock and the exercise of the outstanding Warrants (excluding any payment in Common Stock of the accrued premium on the Preferred Stock), the Company would be required to issue an aggregate of 2,517,241 shares of Common Stock; assuming the issuance on such date of all such Conversion Shares and Warrant Shares, there would have been approximately 19,141,456 shares of Common Stock outstanding and reserved for issuance pursuant to employee benefit plans and other arrangements. Although the Company intends to seek shareholder approval of the issuance of in excess of 2,905,782 Conversion Shares and Warrant Shares and of an increase of in its currently authorized 20,000,000 shares of Common Stock, there can be no assurance that such approvals will be obtained. The cash requirements to fund such a redemption of the Preferred Stock and Warrants could adversely affect the Company's ability to sustain operations, fund the continued development and marketing of products, including the Be There! remote access system, and make future capital expenditures.

POTENTIAL DILUTION; SHARES ELIGIBLE FOR FUTURE SALES; POSSIBLE EFFECT ON ADDITIONAL EQUITY FINANCING

     A substantial number of shares of Common Stock may be issued by the Company pursuant to the Purchase Agreement upon the conversion of the Preferred Stock and upon the exercise of the Warrants which could result in substantial dilution to a shareholder's percentage ownership interest in the Company and could adversely affect the market price of the Common Stock. Because the Company may issue Common Stock upon conversion of the Preferred Stock in lieu of paying a cash premium accrued thereon, and because the conversion price of the Series D Preferred Stock depends upon the average closing bid price of the Common Stock prior to conversion (subject to maximum and minimum conversion prices), the actual number of shares that are issuable upon conversion of the Preferred Stock (including the shares of Common Stock issued in payment of the accrued premium thereon) is inversely proportional to the market price of the Common Stock at the time of conversion (i.e., the number of shares increases as the market price of the Common Stock decreases). In addition, the conversion price of the Series F Preferred Stock issuable at the second closing pursuant to the Purchase Agreement will be determined based on the average closing bid price of the Common Stock on the date of issuance. For a complete description of the rights of holders of Preferred Stock, see the Statement of Designations, Preferences and Rights of each series of Preferred Stock filed as an Exhibit to the Company's Current Report on Form 8-K filed August 4, 1998 and incorporated herein by reference.

     The Company has also reserved 2,017,824 shares of Common Stock for issuance pursuant to employee benefit plans and, subject to certain shareholder approvals, has reserved an additional 1,000,000 shares for issuance pursuant to the Company's 1998 Stock Option Plan. The Company may from time to time issue or reserve for issuance additional shares of Common Stock to employees, directors, consultants and third parties for various purposes.

     The sale or availability for sale of a significant number of shares of Common Stock in the public market could adversely affect the market price of the Common Stock. In addition, certain holders of outstanding securities of the Company have rights to approve and/or participate in certain types of future equity financing by the Company. Such rights could have an adverse effect on the Company's ability to obtain additional equity financing.

ANTI-TAKEOVER MEASURES

     The Company has adopted a shareholder rights plan in an effort to guard against abusive tactics which could deprive shareholders of the opportunity to realize the long-term value of their investment in the Company. In addition, certain provisions of the Company's Articles of Incorporation may have the effect of discouraging unsolicited proposals for acquisition of control of the Company. The Company's Board of Directors can, without obtaining shareholder approval, issue shares of no par value preferred stock of the Company having rights that could adversely affect the voting power of holders of the Common Stock, including the right to vote as a class on any proposed change of control. Such an issuance could have the effect of delaying, deferring, or preventing a change of control of the Company and might make it difficult to replace incumbent management.

     Certain provisions of Texas corporate law, including the Texas "Business Combination Law," could also have the effect of hindering or delaying a takeover bid for the Company. Such provisions may inhibit takeover bids and decrease the chance of shareholders realizing a premium to the then market price of the Common Stock as a result of a takeover bid. In general, the Business Combination Law prohibits a Texas "issuing public corporation" from engaging in a "business combination" with an "affiliated shareholder," or an affiliate or associate thereof, for a period of three years after the date of the transaction in which the person became an affiliate shareholder, unless the business combination is approved in a prescribed manner. "Business Combinations" include mergers, asset sales and other transactions resulting in a financial benefit to the affiliated shareholder. An "affiliated shareholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 20% or more of the corporation's voting stock.

PRICE VOLATILITY

     The market price of the Company's Common Stock has been, and may continue to be, highly volatile. The Company believes that factors such as quarterly fluctuations in results of operations, changes in distributor or reseller relationships, adverse circumstances affecting the introduction or market acceptance of new products offered by the Company, changes in or cancellations under existing contracts, changes in the market success of products which utilize or incorporate the Company's products, announcements of new products by competitors, changes in earnings estimates by analysts, changes in accounting principles, sales by existing shareholders (including sales from time to time of Common Stock issued upon conversion of the Preferred Stock), short selling, loss of key personnel, and other factors will continue to cause the market price of the Company's Common Stock to fluctuate substantially. In addition, stock prices for many technology companies, including the Company, fluctuate widely for other reasons (such as market perception of high technology industries) unrelated to operating results or the Company. These fluctuations as well as general economic, political and market conditions, such as recessions or military conflicts, may adversely affect the market price of the Company's Common Stock. Changes in the price of the Company's Common Stock could affect the Company's ability to successfully attract and retain qualified personnel or complete other transactions in the future. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against companies with fluctuating stock prices. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on the Company's operating results and financial condition.


                                USE OF PROCEEDS

     If the outstanding Class A Warrants (with an exercise price of $.6625 per share) and the Class B outstanding Warrants (with an exercise price of $.80 per share) issued pursuant to the Purchase Agreement are exercised in full, the Company will receive gross proceeds (before fees) of $562,500. Such proceeds, to the extent received, will be added to the working capital of the Company and used for general corporate purposes. The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

                              SELLING SHAREHOLDERS

     The following table sets forth the names of the Selling Shareholders, the number of shares of Common Stock owned by each of the Selling Shareholders as of October 27, 1998, and the number of shares which may be offered for sale pursuant to this Prospectus. Information set forth herein with respect to each Selling Shareholder's ownership of Common Stock has been provided by such Selling Shareholder. Because the Selling Shareholders may offer all, some or none of their Common Stock, no definitive estimate as to the number of shares that will be held by the Selling Shareholders after such offering can be provided and the following table has been prepared on the assumption that all shares of Common Stock covered by this Prospectus will be sold.

     In connection with the issuance on July 24, 1998 of the Series D and E Preferred Stock and Warrants pursuant to the Purchase Agreement, the Company is registering for resale by the Investors and the Other Warrant Holders an aggregate of 2,905,782 Conversion Shares and Warrant Shares issuable upon conversion or exercise of such outstanding securities. The number of Shares shown in the following table as being offered by the Investors and the Other Warrant Holders does not include such presently indeterminate number of shares of Common Stock as may be issuable upon conversion of the outstanding Preferred Stock and exercise of the outstanding Warrants pursuant to applicable antidilution provisions.

                                                                                      SHARES BENEFICIALLY  OWNED
                                                                                        AFTER THE OFFERING (1)
                                                                                      --------------------------
                                                     SHARES
                                                  BENEFICIALLY
                                                 OWNED PRIOR TO      SHARES BEING                    PERCENT OF
             SELLING SHAREHOLDER                    OFFERING           OFFERED        NUMBER         OUTSTANDING
             -------------------                ----------------     ------------     ------         -----------
Sovereign Partners L.P.(2)(9)(10)(11)........           857,995         1,011,067       -                 -
Dominion Capital Fund, Ltd.(3)(9)(10)(11)....           428,998           505,533       -                 -
First Capital Group of Texas II,
     L.P.(4)(9)(12)..........................           890,625         1,049,559       -                 -
Steven Nehorayoff(5)(9)(11)..................           429,623           429,623       -                 -
Michael S. Rosenblum(6)(9)(11)...............            63,000            60,000     3,000               *
Liviakis Financial Communications,
     Inc.(7).................................         1,446,475         1,406,475    40,000               *
Robert B. Prag(8)............................           468,825           468,825       -                 -

____________________
*Less than 1%

(1)  Assumes the sale of all Shares offered hereby.
(2) Pursuant to the Purchase Agreement, the Selling Shareholder (also referred to herein as an "Investor") purchased at a first closing on July 24, 1998 (the "First Closing"), 1,000 shares of Series D Preferred Stock and Class A Warrants for 226,415 shares of Common Stock, and agreed to purchase at a second closing on or before January 31, 1999 (the "Second Closing"), subject to certain conditions, an additional 667 shares of Series D Preferred Stock and Class A Warrants for 151,019 shares of Common Stock. The number of shares beneficially owned assumes (i) the conversion of 1,000 shares of Series D Preferred Stock, at the minimum conversion price of $1.58333, into 631,580 shares of Common Stock (excluding the issuance of any shares in payment of the premium thereon) and (ii) the exercise of Class A Warrants for 226,415 shares. As described in footnote 10 below, the actual number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock depends upon the average closing bid price of the Common Stock on the date of conversion, subject to the maximum conversion price of $1.95625 and the minimum conversion price of $1.58333.

(3) Pursuant to the Purchase Agreement, the Selling Shareholder (also referred to herein as an "Investor") purchased at the First Closing 500 shares of Series D Preferred Stock and Class A Warrants for 113,208 shares of Common Stock, and agreed to purchase at the Second Closing, subject to certain conditions, an additional 333 shares of Series D Preferred Stock and Class A Warrants for 75,396 shares of Common Stock. The number of shares beneficially owned assumes (i) the conversion of 500 shares of Series D Preferred Stock, at the minimum conversion price of $1.58333, into 315,790 shares of Common Stock (excluding the issuance of any shares in payment of the premium thereon) and (ii) the exercise of Class A Warrants for 113,208 shares. As described in footnote 10 below, the actual number of shares of Common Stock issuable upon conversion of the Series D Preferred Stock depends upon the average closing bid price of the Common Stock on the date of conversion, subject to the maximum conversion price of $1.95625 and the minimum conversion price of $1.58333.

(4) Pursuant to the Purchase Agreement, the Selling Shareholder (also referred to herein as an "Investor") purchased at the First Closing 750 shares of Series E Preferred Stock and Class B Warrants for 140,625 shares of Common Stock, and agreed to purchase at the Second Closing, subject to certain conditions, an additional 750 shares of Series F Preferred Stock and Class A Warrants for 140,625 shares of Common Stock. The number of shares beneficially owned assumes (i) the conversion of 750 shares of Series E Preferred Stock, at a conversion price of $1.00, into 750,000 shares of Common Stock (excluding the issuance of any shares in payment of the premium thereon) and (ii) the exercise of Class B Warrants for 140,625 shares. As described in footnote 12 below, the Series E Preferred Stock and the Class B Warrants are not convertible or exercisable until the first anniversary of their dates of issuance. Does not include shares of Common Stock beneficially owned by Jeffrey P. Blanchard, a member of the general partner (a limited liability company) of the general partner (a limited partnership) of the Selling Shareholder. The Selling Shareholder disclaims any beneficial ownership in such shares.

(5) Consists of (i) 279,623 shares of Common Stock issuable upon exercise of Class A Warrants issued to the Selling Shareholder (also referred to herein as an "Other Warrant Holder") as compensation for services to the Company in connection with the First Closing pursuant to the Purchase Agreement; upon completion of the Second Closing of the sale of 1,000 shares of Series D Preferred Stock, the Selling Shareholder will receive additional Class A Warrants to purchase 113,208 shares of Common Stock; and (ii) 150,000 shares previously issued to the Selling Shareholder in connection with the execution of a consulting agreement between the Company and Liviakis Financial Communications, Inc., for certain investor relations services.

(6) Includes 60,000 shares of Common Stock issuable upon exercise of Class A Warrants issued to the Selling Shareholder (also referred to herein as an "Other Warrant Holder") as compensation for services to the Company in connection with the Purchase Agreement.

(7) Includes 1,406,475 shares previously issued to the Selling Shareholder in connection with the execution of a consulting agreement between the Company and the Selling Shareholder, for certain investor relations services. Such shares may not be sold prior to March 15, 1999 without the Company's consent. John M. Liviakis, an officer, director and the principal owner of the Selling Shareholder, beneficially owns an additional 61,400 shares of Common Stock.

(8) Represents shares previously issued to the Selling Shareholder in connection with the execution of a consulting agreement between the Company and Liviakis Financial Communications, Inc., for certain investor relations services. Such shares may not be sold prior to March 15, 1999 without the Company's consent. The Selling Shareholder is Senior Vice President of Liviakis Financial Communications, Inc., but disclaims any beneficial ownership in shares owned by Liviakis Financial Communications, Inc.

(9) Pursuant to Marketplace Rule 4460(i) of the National Association of Securities Dealers, issuers of securities listed on the Nasdaq National Market must obtain shareholder approval prior to issuing shares of common stock (or securities convertible into or exercisable for common stock) in a private placement equal to 20% or more of the common stock outstanding prior to the issuance, at a price less than the greater of book or market value of the stock. As a result of such NASD regulations, in the absence of shareholder approval, the aggregate number of shares of Common Stock issuable to the Investors and the Other Warrant Holders at a discount from its market price upon conversion of the Preferred Stock and exercise of the Warrants which have been and may be issued pursuant to the Purchase Agreement may not exceed 19.99% of the outstanding shares of Common Stock on July 24, 1998, which equals 2,905,782 shares (the "Nasdaq Cap"). Unless shareholder approval is obtained to issue shares of Common Stock to the Investors and the Other Warrant Holders in excess of the Nasdaq Cap, none of the Investors and Other Warrant Holders will be entitled to acquire more than its or his proportionate share of such maximum amount. Accordingly, the number of Shares being offered for sale by such Selling Shareholders has been determined by agreement, and in the case of each Investor represents the Investor's proportionate share of such Nasdaq Cap, (reduced by the shares being offered by the other Warrant Holders), determined in the same proportion as the Investor's proportionate share of the maximum aggregate number of shares of Common Stock issuable as of October 27, 1998 to all Investors upon conversion as of such date of the outstanding Preferred Stock (excluding premium shares thereon) and exercise of the outstanding Warrants. The number of Shares actually sold hereunder by each Investor may be less than or greater than the number of Shares shown as offered by the Investor, but all Investors and Other Warrant Holders as a group will not sell more than 2,905,782 shares of Common Stock issued upon conversion of the Preferred Stock and exercise of the Warrants. The Company is seeking shareholder approval of the issuances of the shares of Common Stock to the Investors and the Other Warrant Holders to allow the Company to issue more than 2,905,782 shares of Common Stock upon conversion of the Preferred Stock and exercise of the Warrants. In the absence of shareholder approval of the issuances, any Preferred Stock which may not be converted or Warrants that may not be exercised because of the Nasdaq Cap limitation must be redeemed at a premium by the Company for cash. In addition, shareholder approval of the issuances is a condition to the Second
     Closing.

(10) The Series D Preferred Stock is convertible into Common Stock at the option of the holder beginning 90 days after its issuance, subject to acceleration in certain events, at a conversion price equal to 80% of the trailing five-day average closing bid price of the Common Stock on the conversion date, subject to a minimum conversion price for the outstanding Series D Preferred Stock of $1.58333 (the trailing 15-day average closing bid price of the Common Stock 90 days after the issuance date) and subject to the maximum conversion price for the outstanding Series D Preferred Stock of $1.95625 (the lesser of $3.00 or the trailing five-day average closing bid price of the Common Stock 90 days after the issuance date). The number of shares of Common Stock issuable upon conversion of one share of Series D Preferred Stock is computed by dividing the share's stated value of $1,000 by the applicable conversion price, plus, in the event the Company elects to pay in Common Stock the 8% accrued premium on such Preferred Stock, that number of shares of Common Stock having a value equal to such accrued premium (based on the trailing five-day average closing bid price of the Common Stock on the conversion date). For a complete description of the rights, preferences and restrictions of the Series D Preferred Stock, see the Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock filed as an Exhibit to the Company's Current Report on Form 8-K filed on August 4, 1998 and incorporated herein by reference.

(11) The Class A Warrants are exercisable on the earlier of 90 days after their issuance, or the effective date of the Registration Statement of which this Prospectus forms a part, subject to acceleration in certain events, at an exercise price equal to $0.6625.

(12) The Series E Preferred Stock is convertible into Common Stock at the option of the holder beginning one year after its issuance, subject to acceleration in certain events, at a conversion price equal to $1.00. The number of shares of Common Stock issuable upon conversion of one share of Series E Preferred Stock is computed by dividing the share's stated value of $1,000 by the applicable conversion price, plus, in the event the Company elects to pay in Common Stock the 8% accrued premium on such Preferred Stock, that number of shares of Common Stock having a value equal to such accrued premium (based on the trailing five-day average closing bid price of the Common Stock on the conversion date). For a complete description of the rights, preferences and restrictions of the Series E Preferred Stock, see the Statement of Designation, Preferences and Rights of the Series E Convertible Preferred Stock, filed as an Exhibit to the Company's Current Report on Form 8-K filed on August 4, 1998 and incorporated herein by reference. The Class B Warrants are exercisable one year after their issuance, subject to acceleration in certain events, at an exercise price equal to $0.80.

                              PLAN OF DISTRIBUTION

     The Shares may be sold or distributed from time to time by the Selling Shareholders, or by pledgees, donees or transferees of, or other successors in interest to, the Selling Shareholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The distribution of the Shares may be effected by one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales; (ii) transactions involving cross or block trades or otherwise on any national securities exchange or quotation service on which the Common Stock may be listed or quoted at the time of sale, in the over-the-counter market or in any other market for the Common Stock; (iii) purchases by brokers, dealers or underwriters as principals and resale by such purchasers for their own accounts pursuant to this Prospectus; (iv) "at the market" to or through market makers or into an existing market for the Common Stock; (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents; (vi) through transactions in options, swaps or other derivatives (whether exchange-listed or otherwise), or
(vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Shareholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Common Stock in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery to such broker-dealers of the Shares, which Shares may be resold thereafter pursuant to this Prospectus. Shares to be sold hereunder may be issued upon conversion of the Preferred Stock and exercise of the Warrants in accordance with their respective terms, or in other transactions with the Company involving the Preferred Stock or Warrants, including, without limitation, issuance of Shares in exchange for shares of Preferred Stock or Warrants and issuance of Shares pursuant to modification of the terms of the Preferred Stock or Warrants, or in settlement of claims with respect to rights of holders of Preferred Stock or Warrants.

     Brokers, dealers, underwriters or agents participating in the distribution of the Shares as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders (and, if they act as agent for the purchaser of such Shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, underwriter or agent might be greater or less than those customary in the type of transaction involved.

     The Selling Shareholders and any brokers, dealers, underwriters or agents that participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such persons might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Shareholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Shareholder and any other Shareholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Shares.

     Any underwriter may engage in stabilizing transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the Common Stock in connection with an offering of the Common Stock, thereby creating a short position in the underwriters' account. These transactions, if commenced, may be discontinued at any time.

     To the extent required, the Company will file, during any period in which offers or sales are being made, a supplement to this Prospectus which sets forth, with respect to a particular offering, the specific number of Shares to be sold, the name of the selling shareholder, the sales price, the name of any participating broker, dealer, underwriter or agent, any applicable commission or discount and any other material information with respect to the plan of distribution not previously disclosed.

     The Company will not receive any of the proceeds from the sale of the Shares offered hereby. The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Shareholders to the public other than commissions and discounts of brokers, dealers, underwriters or agents. Such expenses are currently estimated to be approximately $45,000. The Company has agreed to indemnify the Investors and certain related persons against certain liabilities, including certain liabilities under the Securities Act.

     In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is satisfied.


                                 LEGAL OPINIONS

     The validity of the shares of Common Stock offered hereby has been passed upon for the Company by Akin, Gump, Strauss, Hauer, & Feld, L.L.P., San Antonio, Texas.


                                    EXPERTS

     The financial statements of the Company as of June 30, 1998 and 1997, and for each of the years in the three year period ended June 30, 1998, have been incorporated by reference in this Prospectus and in the Registration Statement of which this Prospectus forms a part in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     The report of KPMG Peat Marwick LLP contains an explanatory paragraph that states the Company has suffered recurring losses and incurred negative cash flow from operations, which conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

==========================================    ==================================

 No person has been authorized in
 connection with the offering made hereby           Up to 4,931,082 Shares
 to give any information or to make any
 representation not contained in this                   DATA RACE, INC.
 prospectus and, if given or made, such
 information or representation must not be               Common Stock
 relied upon as having been authorized by the company. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person or by anyone in any jurisdiction in which it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.



                                              ----------------------------------
          _____________________                       P R O S P E C T U S
                                              ----------------------------------






TABLE OF CONTENTS

                                      Page
                                      ----

Available Information.................. 2
Incorporation of Certain Documents                    ___________, 1998
by Reference........................... 2
The Company............................ 3
Risk Factors........................... 4
Use of Proceeds........................12
Selling Shareholders...................13
Plan of Distribution...................16
Legal Opinions.........................17
Experts................................17





==========================================    ==================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses (other than underwriting discounts and commissions and placement fees) in connection with the issuance and distribution of the Common Stock registered hereby are as follows:

SEC registration fee...........................................  $  3,250

Nasdaq Listing of Additional Shares filing fee.................    17,500

Legal fees and expenses........................................    17,500*

Accounting fees and expenses...................................     2,000*

Miscellaneous..................................................     4,750*
                                                                 ---------

     Total.....................................................  $ 45,000*
                                                                 =========

---------------
* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article 2.02-1 of the Texas Business Corporation Act provides for indemnification of directors and officers in certain circumstances. In addition, the Texas Miscellaneous Corporation Law provides that a corporation may amend its Articles of Incorporation to provide that no director shall be liable to the corporation or its shareholders for monetary damages for an act or omission in the director's capacity as a director, provided that the liability of a director is not eliminated or limited (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (iii) any transaction from which such director derived an improper personal benefit, or (iv) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Company has amended its Articles of Incorporation and added Article Ten adopting such limitations on a director's liability. The Company's Articles of Incorporation also provide in Article Ten, for indemnification of directors or officers in connection with the defense or settlement of suits brought against them in their capacities as directors or officers of the Company, except in respect of liabilities arising from gross negligence or willful misconduct in the performance of their duties.

     Article VIII of the Company's bylaws provides for indemnification of any person made a party to a proceeding by reason of such person's status as a director, officer or employee of the Company, except in respect of liabilities arising from negligence or misconduct in the performance of their duties.

     An insurance policy obtained by the Company provides for indemnification of officers and directors of the Company and certain other persons against liabilities and expenses incurred by any of them in certain stated proceedings and under certain stated conditions.

ITEM 16.  EXHIBITS


     EXHIBITS

     3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed December 27, 1991. (a)

     3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed August 13, 1992.(a)

     3.3 Articles of Amendment to the Articles of Incorporation of the Company, filed August 21, 1992. (a)

     3.4 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

     3.5 Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock. (c)

     3.6 Statement of Designation, Preferences and Rights of Series E Convertible Preferred Stock. (c)

     3.7       Bylaws of the Company and Amendments to Bylaws. (a)(d)

     4.1       Form of Class A Common Stock Purchase Warrant. (c)

     4.2       Form of Class B Common Stock Purchase Warrant. (c)

     4.3 Form of Statement of Designation, Preferences and Rights of Series F Convertible Preferred Stock. (c)

     5.        Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (f)

     10.       Modification Agreement, dated November 5, 1998. (f)

     23.1      Consent of KPMG Peat Marwick LLP. (f)

     23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

     24.       Power of Attorney. (e)

--------------------------------
     (a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

     (b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

     (c)       Filed as an exhibit to Form 8-K filed August 4, 1998.

     (d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

     (e) Filed with the Company's Registration Statement on Form S-3 (File No. 333-62147) on August 24, 1998.

     (f)       Filed herewith.

ITEM 17.  UNDERTAKINGS.

       (a) The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

                (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement, or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                      Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
           Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d)  The undersigned Registrant hereby undertakes that:

          (1) For the purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such new securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on November 6, 1998.

                                    DATA RACE, INC.


                                    By: /s/ Gregory T. Skalla
                                       ------------------------------------
                                       Gregory T. Skalla
                                       Senior Vice President, Chief
                                       Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated below.

            NAME                      TITLE                           DATE
            ----                      -----                           ----
/s/ Dr. W. B. Barker*            President, Chief Executive          November 6, 1998
-------------------------------  Officer and Director
 Dr. W. B. Barker

/s/ Gregory T. Skalla            Senior Vice President-Finance,      November 6, 1998
-------------------------------  Chief Financial Officer, Treasurer
 Gregory T. Skalla               and Secretary (Principal
                                 Financial and Accounting Officer)


/s/ Jeffrey P. Blanchard*        Chairman of the Board of Directors  November 6, 1998
-------------------------------
 Jeffrey P. Blanchard

/s/ Matthew A. Kenny*            Director                            November 6, 1998
------------------------------
 Matthew A. Kenny

/s/ George R. Grumbles*          Director                            November 6, 1998
------------------------------
 George R. Grumbles

/s/ Marcelo A. Gumucio*          Director                            November 6, 1998
------------------------------
 Marcelo A. Gumucio

/s/ Dwight E. Lee*               Director                            November 6, 1998
------------------------------
 Dwight E. Lee

/s/ Edward A. Masi*              Director                            November 6, 1998
------------------------------
 Edward A. Masi

*By: /s/ Gregory T. Skalla
    --------------------------
    Gregory T. Skalla,
    as Attorney-in-Fact
    pursuant to Power of Attorney
    previously filed

                               INDEX TO EXHIBITS


EXHIBITS


3.1 Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed December 27, 1991. (a)

3.2 Articles of Correction to Articles of Amendment to and Restatement of the Articles of Incorporation of the Company, filed August 13, 1992.(a)

3.3 Articles of Amendment to the Articles of Incorporation of the Company, filed August 21, 1992. (a)

3.4 Statement of Resolution Establishing Series B Participating Cumulative Preferred Stock. (b)

3.5 Statement of Designation, Preferences and Rights of Series D Convertible Preferred Stock. (c)

3.6 Statement of Designation, Preferences and Rights of Series E Convertible Preferred Stock. (c)

3.7    Bylaws of the Company and Amendments to Bylaws. (a)(d)

4.1    Form of Class A Common Stock Purchase Warrant. (c)

4.2    Form of Class B Common Stock Purchase Warrant. (c)

4.3 Form of Statement of Designation, Preferences and Rights of Series F Convertible Preferred Stock. (c)

5.     Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (f)

10.    Modification Agreement dated November 5, 1998. (f)

23.1   Consent of KPMG Peat Marwick LLP. (f)

23.2 Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in opinion filed as Exhibit 5)

24.    Power of Attorney. (e)

--------------------------------
(a) Filed as an exhibit to Form S-1 Registration Statement No. 33-51170, effective October 7, 1992.

(b) Filed as an exhibit to Form 10-K Annual Report for the fiscal year ended June 30, 1997.

(c)     Filed as an exhibit to Form 8-K filed August 4, 1998.

(d) Filed as an exhibit to Form 10-Q Quarterly Report for the quarter ended December 31, 1996.

(e) Filed with the Company's Registration Statement on Form S-3 (File No. 333-62147) on August 24, 1998.

(f)     Filed herewith.